EXHIBIT 10.1

SEVENTH ADDENDUM TO LICENSE AGREEMENT

This seventh addendum (“Seventh Addendum”) is entered into this 22nd day of November, 2011 by and between Thomson Reuters (Markets) LLC (as successor to Reuters America LLC) (hereinafter “Reuters”) and GreenHaven Commodity Services, LLC (as assigned from GreenHaven, LLC) (“GCS”). This Seventh Addendum is entered into to modify the License Agreement between Reuters and GCS dated July 19th, 2006, with addendum dated October 11, 2006 (“First Addendum”), addendum dated September 18, 2007 (“Second Addendum”), addendum dated July 7, 2008 (“Third Addendum”), addendum  dated September 30, 2009 (“Fourth Addendum”), addendum dated September 30, 2010 (“Fifth Addendum”), and addendum dated September 22, 2011 (“Sixth Addendum”), (collectively the “Agreement”).

1.
The exclusivity period specified in Section 1 of the First Addendum shall be extended from October 1, 2012 to October 1, 2013, subject to Reuter right to terminate the exclusivity at any time in the event of the following:

a.
The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) is less than $275mm for 2 consecutive calendar quarters.

2.
GCS may launch CCI related exchange-listed Products that are not index futures, options, or other index derivative products outside of the US domicile on a non-exclusive basis, while otherwise remaining in accordance with the Agreement and upon prior written approval for each such Product from Reuters. For clarity, the exclusivity grant is limited to exchange traded funds (ETF) to be traded on a US equity exchange.

3.
The current term of the License Agreement between Reuters and GCS dated July 19th, 2006 (the, “License Agreement”) shall be extended until October 1, 2013 (the, “Current Term”) and shall automatically renew for successive two (2) year periods (each a “Renewal Term”) unless and until (i) Licensor or Licensee terminates this Agreement at the expiration of the Current Term or any Renewal Term by giving at least one hundred eighty (180) day’s prior written notice to the other parties, or terminated as set forth in Sectiopn 2 (c) or (d) of the License Agreement.

4.
Except as expressly modified by this Seventh Addendum, the terms of the Agreement, and any appendices or addenda thereto,  shall remain in full force and effect. In the event of any inconsistencies between the terms of the Agreement or any prior addenda, and this Seventh Addendum, the terms of this Addendum shall prevail and control.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Addendum as of the date set forth below.

Accepted by:

Thomson Reuters (Markets) LLC	GreenHaven Commodity Services, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: